Exhibit 99.1

CERTIFICATE OF DESIGNATION
OF SERIES OF PREFERRED STOCK

QCR HOLDINGS, INC.

STATEMENT OF DESIGNATION
OF
RIGHTS, PREFERENCES AND LIMITATIONS
OF
SERIES B NON-CUMULATIVE PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of
the State of Delaware

          The undersigned, Todd A. Gipple, the Executive Vice President and Chief Financial Officer of QCR HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY that, pursuant to the authority vested in the Company’s board of directors (the “Board”), in accordance with the provisions of the Company’s certificate of incorporation, the following resolutions establishing a series of 300 shares of preferred stock designated as “Series B Non-Cumulative Perpetual Preferred Stock” pursuant to Section 151 of the General Corporation Law of the State of Delaware were duly adopted by the Board on October 26, 2006;

          RESOLVED, that, subject to the filing of the Designation of Rights and Preferences of Series B Non-Cumulative Perpetual Preferred Stock, there is hereby created one series of preferred stock of this Corporation, such series to be known as Series B Non-Cumulative Perpetual Preferred Stock, and that such series shall have the rights, powers, preferences and restrictions set forth in the Designation attached hereto as EXHIBIT A.

          RESOLVED, that each of the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Corporation is hereby authorized and directed to make, execute and file with the Delaware Secretary of State in the manner required by law, such Designation, and to take all other action he may deem necessary or advisable to carry into effect the foregoing resolution.

          IN WITNESS WHEREOF, I have subscribed my name this 30th day of October, 2006.

QCR HOLDINGS, INC.

/s/Todd A. Gipple

Todd A. Gipple
Executive Vice President and Chief Financial Officer

EXHIBIT A

DESIGNATION
OF
RIGHTS, PREFERENCES AND LIMITATIONS
OF
SERIES B NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
QCR HOLDINGS, INC.

          Section 1.     Issuance.  The board of directors (the “Board”) of QCR Holdings, Inc. (the “Company”) has determined that 300 shares of the Company’s authorized and unissued preferred stock be identified as “Series B Non-Cumulative Perpetual Preferred Stock” and has authorized such shares for issuance at a price of $50,000 per share (the “Series B Preferred Stock”).

          Section 2.     Dividends.  The holders of record of the then outstanding shares of Series B Preferred Stock shall be entitled to receive only when, as and if declared by the Board out of any funds legally available therefor, non-cumulative dividends paid quarterly on the issuance price of $50,000 per share based upon an annual rate equal to eight percent (8.00%).  During any fiscal year of the Company, no dividends whatsoever, other than a dividend payable solely in the Company’s common stock, par value $0.01 per share (“Common Stock”), shall be paid or declared, and no distribution shall be made, on any Common Stock or any other series of preferred stock until dividends in the total amount due per share on the Series B Preferred Stock shall have been paid or declared and set apart during that year.

          Section 3.     Voting Rights.  The holders of each share of Series B Preferred Stock shall not be entitled to vote, except as required by law.

          Section 4.     Redemption Rights.

                    (a)     Holders’ Redemption Rights.  No holders of any outstanding shares of Series B Preferred Stock shall have any right to require the redemption of any outstanding shares of Series B Preferred Stock.

                    (b)     Company’s Redemption Rights.  Subject to any necessary prior regulatory approvals, including, but not limited to, the approval of the Board of Governors of the Federal Reserve System, the Company shall have the right at any time after the first anniversary of the issuance of the Series B Preferred Stock to call and redeem all (but not less than all) of the then outstanding shares of Series B Preferred Stock at a price per share equal to:  (i) the sum of (A) $50,000; plus (B) a premium in the amount of $4,000 multiplied by a fraction the numerator of which is the total number of calendar days the Series B Preferred Stock being redeemed has been outstanding and the denominator of which is 365; but (ii) less the aggregate amount of any dividends that have been paid on the Preferred Stock (the “Redemption Amount”).

                    (c)     Redemption Notice.  Not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date (as defined below), written notice (the “Redemption Notice”) shall be mailed, first-class postage prepaid, to the holders of the then outstanding shares of the Series B Preferred Stock at their respective addresses last shown on the records of the Company.  The Redemption Notice shall state:  (i) the number of shares being redeemed; (ii) the Redemption Date and Redemption Amount; and (iii) that each holder is to surrender to the Company, in the manner and at the place designated in the Redemption Notice, the certificates representing the shares of Series B Preferred Stock to be redeemed.

                    (d)     Surrender of Certificates.  On or before the Redemption Date, the holders of shares of Series B Preferred Stock being redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

                    (e)     Termination of Rights.  If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Amount is paid, then all rights with respect to the outstanding shares of Series B Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Amount upon surrender of their certificate or certificates therefor.

          Section 5.     Liquidation.  Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, an amount per share equal to the Redemption Amount as of the effective date of such dissolution, liquidation or winding up of the Company, before any payment or distribution shall be made on the Common Stock.  In the event the assets of the Company available for distribution to the holders of shares of the Series B Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series B Preferred Stock.  After the payment to the holders of the shares of the Series B Preferred Stock of the full amounts provided for in this Section, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.